As filed with the Securities and Exchange Commission on December 4, 2003	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933

COMPEX TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1771227 (I.R.S. Employer Identification No.)

1811 Old Highway 8
New Brighton, Minnesota 55112-3493
(651) 631-0590
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dan W. Gladney President and Chief Executive Officer Compex Technologies, Inc. 1811 Old Highway 8 New Brighton, Minnesota 55112-3493 (651) 631-0590 Fax: (651) 638-0477	Copy to:	Thomas O. Martin, Esq. Dorsey & Whitney, LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402-1498 (612) 340-2600 Fax: (612) 340-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed	Amount of
Title of Each Class of	Amount	Maximum Offering	Maximum Aggregate	Registration
Securities to be Registered	to be Registered	Price per Share (1)	Offering Price(1)	Fee

Common Stock, $.10 par value (2)	1,250,000	$8.875	$11,093,750	$897

(1)	Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices for the Common Stock on December 1, 2003 as reported on the Nasdaq National Market.

(2)	Includes corresponding rights to acquire shares of Compex Technologies, Inc. Series A Preferred Stock pursuant to the Rights Agreement, dated as of February 17, 2003, between Compex Technologies, Inc. and Registrar and Transfer Company.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
EX-5.1 Opinion/Consent of Dorsey & Whitney LLP
Ex-23.1 Consent of Ernst & Young LLP
EX-24.1 Power of Attorney

PRELIMINARY PROSPECTUS	Subject to Completion, dated December 4, 2003

COMPEX TECHNOLOGIES, INC.

1,250,000 Shares
Common Stock

     Shares of common stock, par value $.10 per share, of Compex Technologies, Inc. are being offered by this prospectus. The shares covered by this prospectus consist of 1,000,000 shares of common stock held by the selling shareholders named in this prospectus that were acquired in a private placement of our common stock, and 250,000 shares of common stock to be issued upon exercise of additional investment rights held by the selling shareholders. The shares will be sold from time to time by the selling shareholders at prices determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is traded on the Nasdaq National Market under the symbol “CMPX.” On December 3, 2003, the last sale price of our common stock as reported on the Nasdaq National Market was $10.22 per share.

     Investment in our common stock involves a number of risks. See section titled “Risk Factors” beginning on page 3 to read about certain factors you should consider before buying shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Compex Technologies, Inc.
1811 Old Highway 8
New Brighton, Minnesota 55112-3493
(651) 631-0590

The date of this prospectus is                     , 2003.

PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus or incorporated by reference. However, it may not contain all of the information that is important to you. You should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under “Risk Factors,” and including the documents incorporated by reference.

Our Company

General

     Compex Technologies, Inc. designs and manufactures electrical stimulation products for healthcare use and sells those products in the United States and Europe. Our healthcare products are based on electrical stimulation technologies designed to improve health, wellness, athletic performance, and fitness. More specifically, we design, manufacture, distribute, sell and rent electrical stimulation products that use different modalities and algorithms to deliver electrical current through electrodes placed on the skin for rehabilitation, pain management, sports performance enhancement and muscle toning. Our portfolio of products includes neuromuscular electrical stimulation (NMES), pulsed direct current stimulation (PDC), transcutaneous electrical nerve stimulation (TENS), interferential stimulation (IF), ultrasound and iontophoresis devices, accessories and supplies, which are broadly categorized as medical devices and consumer products. Our two medical device product lines include rehabilitation, pain management, and edema reduction devices generally used by, or under the direction of, physicians, nurses, therapists, hospitals and clinics. Our consumer product line is sold over-the-counter and is designed for sports performance enhancement, fitness, and muscle toning and shaping. In some countries, our medical devices do not require a prescription and are sold over-the-counter for rehabilitation and pain management. For the most part, our products are sold under the Rehabilicare® name for prescription medical devices in the United States, the Compex® name for medical devices in Europe, and the Compex® name for consumer products in Europe and the United States. We also distribute complementary medical devices and consumer products manufactured by others under other name brands.

Recent Developments

     In November 2003, we received net proceeds of $8,370,036 (after payment of placement fees and fees of investors’ counsel, but before our fees and expenses) from a private placement to accredited investors of units of our securities at $8.9072 per unit, with each unit consisting of one share of our common stock and an additional investment right to purchase 25% of a share. Investors purchased a total of 1,000,000 shares of common stock, and additional investment rights exercisable for an additional 250,000 shares of common stock, in this private placement. Proceeds from this financing will be used to reduce indebtedness, for marketing and other expenses incurred in expanding our consumer business, and for other general working capital requirements.

     We granted registration rights covering the resale of common stock issued to investors in this private placement. We are registering the shares issued in the private placement on a Form S-3 Registration Statement, of which this prospectus forms a part, pursuant to which all of the shares may be offered from time to time by the selling shareholders.

     In July 2003, we acquired Filsport Assistance S.r.l., an independent distributor of the Compex® brand of consumer products in Italy. The transaction involved an exchange of approximately $4.9 million in cash for stock and provided for additional contingent consideration if certain performance is achieved following the transaction. The acquisition was financed through a newly-established credit facility with Credit Suisse and with existing funds. Prior to the acquisition, Filsport Assistance operated under an exclusive distribution arrangement and accounted for 28% of total sales in fiscal 2003 for our primary European subsidiary Compex SA.

Our Address and Telephone Number

     Compex was incorporated as Medical Devices, Inc., a Minnesota corporation, in 1972. In 1994, we changed our name to Rehabilicare Inc. (NASDAQ: REHB) and in December 2002 we changed our name to Compex Technologies, Inc. (NASDAQ: CMPX). Our world corporate headquarters are located at 1811 Old Highway 8, New Brighton, Minnesota 55112-3493, and our telephone number is (651) 631-0590. The address of our web site is www.compextechnologies.com.

The Offering

Common stock offered by the selling shareholders	1,250,000 shares (1)

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

Risk factors	See “Risk Factors” included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq National Market Symbol	CMPX

(1)	Consists of 1,000,000 shares of common stock issued and outstanding, and 250,000 shares of common stock issuable upon the exercise of additional investment rights held by the selling shareholders.

RISK FACTORS

     An investment in our common stock involves a number of risks. You should consider carefully the following risk factors, together with the other information in this prospectus, before buying any shares. You should also be aware that certain statements contained in this prospectus that are not related to historical results are forward-looking statements. These forward looking statements represent our expectations about future events, including anticipated product introductions; changes in markets, customers and customer order rates; changes in third party reimbursement rates; expenditures for research and development; growth in revenue; taxation levels; and the effects of pricing decisions. Our actual results could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences include the following risk factors:

Our consumer products may not succeed in the U.S. market.

     We have not sold substantial volumes of consumer products in the United States, but intend to devote significant resources to market consumer products for health and fitness applications. The consumer market for electrical stimulation products is new and developing, and our success in this market will depend on a number of factors, including:

•	our ability to obtain clearance from the FDA and other regulatory authorities to market the products for all relevant consumer applications;

•	our ability to maintain distribution rights with, and to obtain adequate quantities of product from, the manufacturers of consumer products for which we serve as distributors;

•	our ability to establish consumer demand with a limited marketing budget;

•	our ability to secure contracts and “shelf space” in the United States with significant retailers; and

•	the effectiveness of our products for their intended applications.

     Our consumer products may never gain significant market acceptance in the U.S.

Our reported results may be adversely affected by additions to our reserve for doubtful accounts.

     Like many medical device companies that rely on third party reimbursement entities for payment, we have a large balance of uncollected accounts receivable. We also have a reserve for the portion of those receivables that we estimate will not be collected based on our historical experience. The uncollectible portion of receivables includes both sales allowances for contracted or negotiated selling prices and rental rates and bad debts. We set the amount of the reserve, and adjust the reserve at the end of each reporting period, based on a number of factors, including historical rates of collection, trends in the historical rates of collection and current relationships and experience with insurance companies or other third party payors. If the rates of collection of past-due receivables recorded for previous fiscal periods change, or if there is a trend in the rates of collection of those receivables, we may be required to change the rate at which we provide for additions to the reserve. Such a change in rates of collection of historical receivables, even though small in absolute terms, can significantly affect the amount of the addition to the reserve in current periods and therefore the financial performance we report. A change in the rates of our collection can result from a number of factors, including turnover in personnel, changes in the reimbursement policies or practices of payors, or changes in industry rates of reimbursement. Further, the reserve may be affected by significant charge-offs if a related group of receivables become doubtful. Accordingly, the provision for uncollectible accounts recorded in the income statement has fluctuated and may continue to fluctuate significantly from quarter to quarter as such trends change.

Our results may be adversely affected by changes in rates of, or the availability of, third-party reimbursement.

     In the United States, our medical products are subject to reimbursement by private and public healthcare reimbursement entities that generally impose limits on reimbursement and strict rules on applications for reimbursement. Changes in the rates, eligibility or requirements for reimbursement, or failure to comply with reimbursement requirements, could cause a reduction in our income from operations.

The sale and manufacture of our products are subject to significant regulation which may limit our ability to market our products and subject us to penalties for noncompliance.

     We operate in both the medical and consumer fitness markets, both of which are subject to a significant amount of regulation that affects the way we can advertise our products, sell our products, bill customers for our products and collect payment for our products.

     The products we sell in our United States medical products business may only be sold on physician prescription and, for most of those products where there is a government sponsored payer, only if we receive detailed documentation from the physician indicating the medical necessity of the product together with forms which we must submit to the paying agency. In most cases, the reimbursement agency, including Medicare, requires strict adherence to the requirements of the form and the failure to properly obtain and maintain the documentation can result in significant fines, penalties, and civil litigation. For example, we were subject to a Medicare whistleblower suit that we settled in 2000 for approximately $1.6 million. Although we believe we have implemented a compliance program designed to detect errors in complying with these regulations, if our program fails, our operations and results could be adversely affected.

     The manufacture of medical products, and the labeling of those products for sale in the United States, requires compliance with quality assurance and labeling regulations of the Food and Drug Administration (the “FDA”). Although we believe our manufacturing facilities and operations comply with such regulations, a failure to comply could result in our inability to manufacture and refurbish products until compliance is achieved.

     The marketing of our consumer products is subject to regulations and oversight by both the FDA and the Federal Trade Commission (the “FTC”) relating to misleading advertising. The FTC has commenced several enforcement actions against advertisers of abdominal belts during the past few years based on unsubstantiated claims. Although we have attempted to limit the claims made in our advertisements to matters that can be substantiated, if the FTC were to disagree with our conclusions, it could enjoin our marketing of these products for a period of time and impose fines and penalties. Any such actions would have a significant adverse impact on our operations.

We may experience inventory losses that adversely effect reported results.

     In our U.S. medical products business, we maintain significant amounts of finished goods inventory on consignment at clinics for distribution to patients. We may not be able to completely control losses of this inventory and, if inventory losses are not consistent with historical experience, we might be required to write off a portion of the carrying value of inventory. Further, in our consumer business, we may be required to “sell” product to retailers with either an explicit or implicit understanding that, to the extent the retailer is unable to sell the product, we would be required to repurchase it. Product sold on this basis would generally not be included in revenue but would continue to be considered inventory until sold by the retailer or returned. Upon return, we might be obligated to write some or all of the value of the inventory off, adversely affecting our results of operation.

Adverse publicity about either out medical or consumer products could reduce our sales and impact our operations.

     The clinical effectiveness of our electrotherapy products has periodically been challenged and the effectiveness of electrotherapy products such as those offered by Compex SA for fitness and health applications has sometimes been questioned. Publicity about the effectiveness of electrotherapy for pain relief or other clinical applications and continued questions about the effectiveness of electrotherapy for conditioning could negatively impact revenue and income from operations.

International operations will expose us to additional risks.

     Approximately 35% of our revenue for the three months ended September 30, 2003 was generated by Compex SA, our primary European subsidiary which is headquartered in Switzerland and that does business primarily in Europe. There are risks in doing business in international markets which could adversely affect our business, including:

•	regulatory requirements;

•	export restrictions and controls, tariffs and other trade barriers;

•	difficulties in staffing and managing international operations;

•	fluctuations in currency exchange rates;

•	reduced protection for intellectual property rights;

•	seasonal reductions in business activity; and

•	potentially adverse tax assessments.

     We may depend on foreign distributors and agents for compliance and adherence to foreign laws and regulations.

Our products may expose us to costly litigation.

     Like most producers of medical and consumer products, we face the risk of product liability claims and unfavorable publicity in the event that the use of our products causes injury or has other adverse effects. Although we have product liability insurance for risks of up to $2,000,000, there can be no assurance that we will be able to avoid product liability exposure or limit our liability to the insured amount.

We do not hold significant patent protection for our products and may be subject to imitation that we cannot protect against.

     We hold various patents and plan to seek protection for some technology in the future. However, we have not applied for protection on the technology incorporated into most of the products that we currently manufacture. Further, although the manufacturers of products that we sell on a distribution basis have applied for patent protection, the United States patents that would provide significant protection have yet to issue and may not protect against some copies. In the absence of proprietary protection, we are vulnerable to competitors that may attempt to copy our products.

The volume of trading in, and the market pricing of, our common stock has been, and may continue to be volatile.

     Our common stock has been relatively volatile during the past 12 months. Although the volume of trading during the past 12 months has been significantly higher than it has been historically, we cannot assure you that this volume will continue. We expect that the trading market in our common stock will continue to be volatile and if the trading volume in our stock declines, or other events occur that negatively impact market perception of our stock, this volatility may increase.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. In addition, any forward-looking statements represent our estimates only as of the date this prospectus is filed with the SEC and should not be relied upon as representing our estimates as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling shareholders.

     The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDERS

     We have agreed to register the resale of 1,250,000 shares of our common stock on behalf of the selling shareholders named below. These shares consist of 1,000,000 shares of common stock presently owned and 250,000 shares of common stock to be issued upon the exercise of additional investment rights. The additional investment rights are currently exercisable, expire on the later of February 18, 2004 or the effective date of this Registration Statement, and have an exercise price of $9.3526 per share. The shares are being registered to permit public secondary trading of the shares, and the selling shareholders may offer the shares for resale from time to time. See “Plan of Distribution.” The following table lists the selling shareholders and sets forth certain information as of December 4, 2003, that we have received from each selling shareholder regarding the beneficial ownership of our common stock by each selling shareholder, as well as the number of shares each selling shareholder may sell pursuant to this prospectus. The estimate of the number of shares beneficially owned is based on 12,107,175 shares outstanding as of December 4, 2003.

				Shares to be Sold
	Shares Beneficially Owed			Pursuant to this	Shares Beneficially Owned
Name	Before Offering(1)			Prospectus(1)	After Offering

	Number		Percent	Number	Number	Percent

Mainfield Enterprises Inc. (2)	610,359	(2)	4.9%	625,000	7,900	*
Smithfield Fiduciary LLC(3)	312,500	(3)	2.6%	312,500	—	—
Portside Growth & Opportunity Fund(4)	312,500	(4)	2.6%	312,500	—	—

Total	1,236,060		10.0%	1,250,000	7,900	*

*	Less than 1%

(1)	This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Includes 507,900 shares of common stock owned by Mainfield Enterprises Inc., and 102,459 shares issuable upon exercise of the additional investment right issued to Mainfield on November 20, 2003. Excludes 22,541 shares of common stock issuable upon the exercise of the additional investment right. The terms of the additional investment right preclude the holder from exercising such right to the extent that the exercise would result in the holder and its affiliates (or any other person whose beneficial ownership would be aggregated with the holder) beneficially owning in excess of 4.999% of the outstanding shares of common stock following the exercise. Pursuant to an investment management agreement, Mor Sagi has voting discretion and investment control over the shares held by Mainfield. Mor Sagi disclaims beneficial ownership of such shares.

(3)	Includes 250,000 shares of common stock owned by Smithfield Fiduciary LLC and 62,500 shares issuable upon exercise of the additional investment right issued to Smithfield on November 20, 2003. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management. Highbridge Capital Management, Glenn Dubin and Henry Swieca disclaim beneficial ownership of the shares held by Smithfield Fiduciary LLC.

(4)	Includes 250,000 shares of common stock owned by Portside Growth and Opportunity Fund and 62,500 shares issuable upon exercise of the additional investment right issued to Portside on November 20, 2003. The Investment Advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, LLC. The Managing Member of Ramius Capital Group, LLC is C4S & Co., the Managing Members of which are Peter Cohen, Morgan Stark and Thomas Strauss. As such, Messrs. Cohen, Stark and Strauss may be deemed beneficial owners of shares issued and issuable to Portside Growth and Opportunity Fund. Messrs. Cohen, Stark and Strauss disclaim beneficial ownership of all of such shares.

PLAN OF DISTRIBUTION

     The selling shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

     The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933.

amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

     The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling shareholders.

LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

EXPERTS

     The consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2003 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1200, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

     We have filed with the SEC a registration statement on Form S-3 to register the common stock to be sold in connection with this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included or incorporated in the registration statement. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (including all filings prior to the effectiveness of this registration statement) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2003;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

•	our Current Reports on Form 8-K filed on July 18, 2003, and November 20, 2003; and

•	the description of our common stock contained in any registration statement or report that we have filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

     Upon written or oral request, we will provide to each person to whom a copy of this prospectus is delivered, at no cost, a copy of any of the documents that are incorporated by reference into this prospectus. You may request a copy of any of the above filings by writing or telephoning us at the following address:

Dan W. Gladney, President & Chief Executive Officer
or
Scott P. Youngstrom, Vice President of Finance & Chief Financial Officer
Compex Technologies, Inc.
1811 Old Highway 8
New Brighton, Minnesota 55112-3493
(651) 631-0590

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement. Our business, financial condition, results of operations and prospectus may have changed since that date.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC Registration Fee	$897
Accounting Fees and Expenses	500
Legal Fees and Expenses	5,000
Miscellaneous	603

Total	$7,000

     All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

Item 15. Indemnification of Officers and Directors

     Section 302A.521, subd. 2, of the Minnesota Business Corporation Act (the “MBCA”) requires us to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with us against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding (collectively “Losses”) if, with respect to the same acts or omissions, such person: (1) has not been indemnified by another organization or employee benefit plan for the same Losses; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedures have been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s official capacity as director, officer, member of a committee of the board or employee, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in a director’s, officer’s or employee’s capacity as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation.

     Article VII of our Amended and Restated Articles of Incorporation provides that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director. Article VII does not, however, limit or eliminate the liability of a director to the extent provided by applicable law for (i) any breach of the director’s duty of loyalty to us or our shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing a dividend, stock repurchase or redemption or other distribution in violation of Minnesota law or for violation of certain provisions of Minnesota securities laws or (iv) any transaction from which the director derived an improper personal benefit.

     Our Restated Bylaws require us to indemnify such persons, for such liabilities and expenses, in such manner, under such circumstances, and to such extent as is permitted by Section 302A.521 of the MBCA, as now enacted or hereafter amended.

     We also maintain an insurance policy or policies to assist in funding our indemnification obligations with respects to directors and officers for certain liabilities.

Item 16. List of Exhibits

4.1	Rights Agreement dated as of February 17, 2003 between Compex Technologies, Inc. and Registrar and Transfer Company (incorporated by reference to our Form 8-A filed February 18, 2003 (File Number 0-9407)).

5.1	Opinion of Dorsey & Whitney LLP regarding legality.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brighton, State of Minnesota, on December 4, 2003.

COMPEX TECHNOLOGIES, INC.

By: /s/ Dan W. Gladney Dan W. Gladney President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Dan W. Gladney Dan W. Gladney	President, Chief Executive Officer and Director (Principal Executive Officer)	December 4, 2003

/s/ Scott P. Youngstrom Scott P. Youngstrom	Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	December 4, 2003

* Frederick H. Ayers	Director	December 4, 2003

* Richard E. Jahnke	Director	December 4, 2003

* John H.P. Maley	Director	December 4, 2003

* Richard Nigon	Director	December 4, 2003

*By:	/S/ Scott P. Youngstrom
Scott P. Youngstrom, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Rights Agreement dated as of February 17, 2003 between Compex Technologies, Inc. and Registrar and Transfer Company (incorporated by reference to our Form 8-A filed February 18, 2003 (File Number 0-9407))
5.1	Opinion of Dorsey & Whitney LLP regarding legality
23.1	Consent of Ernst & Young LLP
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney